STOCK PURCHASE AGREEMENT

Dated

December 22, 2011

among

Cyalume Technologies Inc., a Delaware corporation,

as Buyer,

Cyalume Technologies Holdings, Inc., a Delaware corporation,

as Parent,

Combat Training Solutions, Inc., a Colorado corporation,

as the Company,

and

Antonio Colon,

as the Stockholder of the Company

 Table of Contents continued

(ii)

Table of Contents continued

(iii)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of December 22, 2011, is by and among Cyalume Technologies Inc., a Delaware corporation (“Buyer”), Cyalume Technologies Holdings, Inc., a Delaware corporation (“Parent”), Combat Training Solutions, Inc., a Colorado corporation (the “Company”), and Antonio Colon, the sole stockholder of the Company (the “Stockholder”).

WITNESSETH:

A.	The Company is in the business of designing, manufacturing and integrating non-pyrotechnic battlefield effects simulators and improvised explosive device simulators and related products (the foregoing being referred to hereinafter collectively as the “Business”); and

B.	Stockholder owns 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”).

The parties accordingly agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1           “Accounts Personnel” is defined in Section 6.1.

1.2          “Action” means any legal action, mediation, arbitration, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise known by such Person.

1.3          “Additional Agreements” mean the Registration Rights Agreement, the Stockholder’s Agreement and the Non-Compete Agreement.

1.4          “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5          “Annual Financial Statements” is defined in Section 3.12(a).

1.6          “Arbitrator” is defined in Section 10.1(a).

1.7          “Attorneys’ Fees and Expenses” is defined in Section 10.1(d)

1.8          “Authority” means any governmental or quasi-governmental regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any governmental or quasi-governmental public regulatory authority, whether international, national, federal, state, or local.

1.9          “Average Price” means (i) at the case of the Closing Payment, the volume weighted average (calculated based on each individual trade occurring on each day) thirty (30) preceding day market price of the Parent Common Stock at Closing, (ii) in the case of the Earnout Payment, the volume weighted average (calculated based on each individual trade occurring on each day) thirty (30) preceding day market price of the Parent Common Stock on December 31, 2013; or, (iii) in the case of a payment due in connection with a finally resolved indemnification claim, the volume weighted average (calculated based on each individual trade occurring on each day) thirty (30) preceding day market price of the Parent Common Stock on the date such indemnification claim is finally determined; provided, that, in all case if the quotient of the calculation of the Parent Common Stock yields a fractional share, such fractional share of Parent Common Stock shall be rounded to the nearest whole share.

1.10           “Basket” is defined in Section 9.1.

1.11          “Board” is defined in Section 7.5(a)

1.12           “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, material related to the repurchase of materials, supplies and services, research and commercial data, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or in which the Company’s assets, the Business or its transactions are otherwise reflected, other than stock books and minute books.

1.13          “Budget” is defined in Section 7.5(a)(iii).

1.14          “Business” is defined in the Recitals.

1.15          “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.16          “Buyer” is defined in the Preamble.

1.17          “Closing” is defined in Section 2.5.

1.18          “Closing Date” is defined in Section 2.5.

1.19          “Closing Payment” is defined in Section 2.2.

1.20          “Closing Payment Shares” is defined in Section 2.3(a).

1.21          “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.22          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

1.23          “Collection Period” is defined in Section 2.4(a).

2

1.24          “Company” is defined in the Recitals.

1.25          “Company Common Stock” is defined in Section 3.5.

1.26          “Company Consent” is defined in Section 3.11.

1.27          “Confidentiality and Non-Solicitation Agreements” is defined in Section 6.1.

1.28          “Contracts” means the Office Lease and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets are bound, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s dominion or control.

1.29          “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (“Controlled Person”) shall be deemed Controlled by (a) any other Person (“10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.30          “Disputed Matter” is defined in Section 10.1(a).

1.31          “Distributed Assets” is defined in Section 2.3(i).

1.32          “Earnout Payment Shares” is defined in Section 2.3(d).

1.33          “Earnout Payment” is defined in Section 2.3(d).

1.34           “Employment Agreements” is defined in Section 8.2(l).

1.35          “Environmental Laws” is defined in Section 3.32.

1.36          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.37          “Facility” is defined in Section 7.1.

1.38          “Final Determination” is defined in Section 2.3(f).

3

1.39          “Financial Statements” is defined in Section 3.12(a).

1.40          “FIRPTA Certificate” is defined in Section 8.2(s).

1.41          “GAAP” means U.S. generally accepted accounting principles, consistently applied and in effect as of the date hereof.

1.42          “Gross Margin” is defined in Section 2.3(d).

1.43          “Gross Margin Thresholds” is defined in Section 2.3(d).

1.44           Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.45          “Indemnifiable Loss Limit” is defined in Section 9.1.

1.46          “Indemnification Notice” is defined in Section 9.3(a).

1.47          “Indemnified Party” is defined in Section 9.3.

1.48          “Indemnifying Parties” is defined in Section 9.3(a).

1.49          “Intellectual Property Right” means to the extent of Stockholder’s or the Company’s right, title and interest in and to any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, the “Combat Training Solutions, Inc.” name as currently used by the Company and in accordance with its current tradename registration and all abbreviations and derivations thereof, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign but only to the extent of Stockholder’s or the Company’s right, title and interest therein.

4

1.50          “Interim Balance Sheet” is defined in Section 3.12(a).

1.51          “Interim Financial Statements” is defined in Section 3.12(a).

1.52           “Key Personnel” means the employees of the Company listed on Schedule 6.1(a).

1.53          “Labor Agreements” is defined in Section 3.26(a).

1.54          “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation or common law.

1.55          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.56          “Loss(es)” is defined in Section 9.1.

1.57          “Material Adverse Change” means a material adverse change in the business, assets, financial condition, liabilities, results of operations of the Business individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter involving a loss or payment in excess of $50,000 shall constitute a Material Adverse Change, per se.

1.58          “Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, liabilities, results of operations of the Business, individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Effect, any matter involving a loss or payment in excess of $50,000 shall constitute a Material Adverse Effect, per se.

1.59          “Measuring Period” means the period beginning as of the Closing Date and ending December 31, 2013.

1.60          “Non-Compete Agreement” is defined in Section 8.2(p).

1.61          “Office Leases” means the leases with respect to the office space lease by the Company as set forth on Schedule 3.29 attached hereto.

1.62          “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.63          “Other Costs” is defined in Section 10.1(d).

1.64           “Parent” is defined in the Preamble.

1.65          “Parent Common Stock” means the registered common stock, $0.001 par value per share, of Parent.

5

1.66          “Payment Shares” means collectively the Closing Payment Shares and the Earnout Payment Shares.

1.67          “PBGC” is defined in Section 3.28(b).

1.68          “Permits” is defined in Section 3.19.

1.69          “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Buyer; (ii) mechanics’, materialmens’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the Business, operations and financial condition of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Authority, provided that such regulations have not been violated.

1.70          “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.71          “Plan” is defined in Section 3.28(a).

1.72          “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.73           “Purchase Price” is defined in Section 2.2.

1.74           “Purchaser Indemnitees” is defined in Section 9.1.

1.75           “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.76           “Registration Rights Agreement” means the agreement in the form attached hereto as Exhibit A hereto governing the registration for resale of the Payment Shares.

1.77           “Restrictive Covenants” is defined in Section 5.2.

1.78           “Securities Act” means the Securities Act of 1933, as amended.

1.79           “Shares” is defined in the Recitals.

1.80           “Stock Certificate” is defined in Section 2.3(a).

6

1.81            “Stockholder Indemnitees” is defined in Section 9.2.

1.82            “Stockholder’s Agreement” means the agreement in the form attached hereto as Exhibit B.

1.83            “Stockholder” is defined in the Recitals.

1.84            “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.85            “Tangible Assets” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, simulators, inventory, office equipment, communications equipment, vehicles, automobiles, trucks, forklifts and other vehicles owned and/or leased by the Company, including the items listed on Schedule 3.15.

1.86            “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.87            “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.88            “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.89            “Third-Party Claim” is defined in Section 9.3(a).

1.90            “UCC” means the Uniform Commercial Code of the State of Delaware, or any corresponding or succeeding provisions of Laws of the State of Delaware, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.91             “Warranty Claim” is defined in Section 3.35.

7

Article II
PURCHASE AND SALE

2.1            Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Stockholder and Stockholder shall sell, convey, transfer, assign and deliver to Buyer the Shares, free and clear of all Liens.

2.2            Purchase Price. The purchase price for the Shares shall be the sum of the Closing Payment plus the Earnout Payment (collectively, the “Purchase Price”). The “Closing Payment” shall be an amount equal to One Hundred Twenty Five Thousand Dollars ($125,000) payable in the form of the Closing Payment Shares.

2.3            Payment of the Purchase Price. Subject to Sections 2.4 and 2.5, the Purchase Price shall be payable by Buyer and Parent as follows:

(a)            Closing Payment. The Closing Payment shall be payable by Buyer and Parent on the Closing Date in the form of one stock certificate (the “Stock Certificate”) representing the number of shares of Parent Common Stock equal to One Hundred Twenty Five Thousand Dollars ($125,000) divided by the Average Price (the “Closing Payment Shares”) issued in the name of Stockholder (which, at Buyer’s sole discretion, may be delivered within ten (10) Business Days after the Closing Date). The Stock Certificate shall bear the legend set forth in Section 2.3(i). No certificates or scrip representing fractional shares of Parent Common Stock will be issued. Any fractional shares shall be rounded to the nearest whole share.

(b)            Payment of Closing Payment. The Stock Certificate representing the Closing Payment Shares shall be delivered by Parent and Buyer to the Stockholder at its address for notices in accordance with Section 11.1.

(c)            Limitation on Closing Payment. Notwithstanding anything to the contrary set forth herein, under no circumstances shall the Closing Payment exceed One Hundred Twenty Five Thousand Dollars ($125,000).

(d)            Earnout Payment. Subject to the provisions of this Section 2.3, the Earnout Payment shall be equal to an amount not to exceed Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) based on the Company achieving the Gross Margin thresholds (the “Gross Margin Thresholds”) set forth on Schedule 2.3(d)(i) and shall be paid to Stockholder by Buyer pursuant to the terms of this Agreement. The payment described in this Section 2.3(d) is referred to herein as the “Earnout Payment”. The Earnout Payment shall consist of a minimum of forty percent (40%) in cash and sixty percent (60%) in shares of Parent Common Stock (to be calculated by taking the number representing sixty percent (60%) of the applicable Earnout Payment and dividing it by the Average Price) (such shares, the “Earnout Payment Shares”). Subject to the immediately preceding sentence, Parent may, in its sole discretion, increase the cash component of the Earnout Payment (and decrease the portion of Earnout Payment Shares (in an amount equal to the respective increase in such cash component) to be paid pursuant to the Earnout Payment). “Gross Margin” shall be, for the Measuring Period, an amount equal to the sum of: (i) gross sales from all of the Company’s currently available products and services and the Company’s to be developed products and services, (ii) gross sales from all products and services incorporating technology owned, developed or utilized by the Company, (iii) gross sales from all products or services co-developed by the Company, Buyer or any of its affiliates at any time during the Measuring Period, (iv) any sales that are done through the contract vehicles that the Company has established or any future contract vehicles based on the Company’s products and technologies, less (iii) the direct cost (including applicable overhead costs (not to exceed $245,000 in either 2012 or 2013)) to produce those products or services set forth under (i) through (iv) above, in each case as determined in accordance with GAAP, applied consistent with Buyer’s past practices. Notwithstanding the forgoing, in the event that Stockholder’s employment with Buyer is terminated by Buyer during the Measurement Period without cause as set forth under the Employment Agreement, the entire Earnout Payment shall be deemed to be fully earned and shall be payable to Stockholder on the first Business Day after January 1, 2014.

8

(e)            Limitation on Earnout Payment. In the event the Company fails to achieve the minimum Gross Margin Threshold, no Earnout Payment shall be paid to Stockholder. Notwithstanding anything to the contrary set forth herein, under no circumstances shall the Earnout Payment (in combination of cash and the Earnout Payment Shares) exceed Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) (subject to rounding to whole shares).

(f)            Timing of Earnout Payment Determination. As promptly as reasonably practicable after the end of the Measuring Period, but in any event no later than the 90th day following the Measuring Period, Buyer shall advise Stockholder of Buyer’s determination of the Gross Margin for the Measuring Period, the Earnout Payment, including, the number of Earnout Payment Shares and the cash balance to be paid together with all reasonable detail regarding supporting documentation for each such calculation and underlying numbers.

(g)            Earnout Payment Disputes. If Stockholder and Buyer are unable to agree in good faith as to any portion of the Earnout Payment for the Measuring Period within thirty (30) days after delivery of the determination of the Gross Margin for the Measuring Period, the Earnout Payment including the number of Earnout Payment Shares and the cash balance to be paid, then Buyer and Stockholder shall submit any matter(s) in dispute to a mutually acceptable independent certified public accountant at an accounting firm of regionally or nationally recognized standing for resolution. Notwithstanding any dispute, Seller shall immediately pay to Stockholder the undisputed cash portion of the Earnout Payment and issue such portion of the Earnout Payment Shares as are not in dispute. In the event Stockholder and Buyer cannot agree upon the accountant within ten days after such thirty-day period, they shall each select an independent certified public accountant at such a firm (which need not be the same firm) and such accountants shall select the independent certified public accountant and firm to make the determination referred to in this Section; provided however, such accountant and accounting firm shall not be employed by or associated with any accounting firm which performs services for Parent, Buyer, the Company or any Stockholder or any of their affiliates. Such accountant (whether mutually determined by Stockholder and Buyer or selected pursuant to the immediately preceding sentence) shall review such materials and conduct such procedures as such accountant shall consider reasonably necessary to make the determination of the items required herein and shall deliver a written opinion thereon to Stockholder and Buyer as soon as reasonably practicable after submission of the dispute to him, which determination, or any determination of such matters mutually agreed to by Stockholder and Buyer shall be conclusive and binding on the parties hereto and shall not be subject to arbitration under Section 10 below (the “Final Determination”). In connection therewith, each party will furnish to the accountant such work papers and schedules and other information relating to the determination of the Gross Margin for the Measuring Period as the accountant may request and will be afforded an opportunity to present to the accountant any material relating thereto and to discuss such matters with the accountant; provided, however, each of the Buyer and Stockholder shall have the right to have representatives present (in person or by telephone) during any and all conversations or other communications. The fees, costs and expenses of the accountant making the Final Determination shall be paid by the parties equally. Failure to make the portion of the Earnout Payment which is in dispute when due hereunder shall not be a breach by Buyer of this Agreement.

9

(h)            Payment of Earnout Payment; No Interest. All payments due to Stockholder hereunder for the cash portion of the Earnout Payment, if any, shall be payable in United States Dollars and shall be delivered by wire transfer of immediately available funds to an account of Stockholder as shall have been designated in writing by Stockholder to Buyer at least two (2) Business Days prior to the scheduled payment date therefor. No interest shall accrue on or be payable with respect to any portion of the Earnout Payment; provided, however, interest shall accrue on any unpaid portion (whether the unpaid cash or Earnout Shares) from the period of time such payment was due and not paid until such amounts are actually paid. Such interest shall be paid in cash and shall accrue interest at the prime rate based upon 365 days as published in the “Money Section” of the Wall Street Journal (U.S. Edition) on the date such interest shall first begin to accrue until such time as the amount due is paid. All payments due to Stockholder hereunder in the form of Earnout Payment Shares shall be made by delivery of a stock certificate representing the number of Earnout Payment Shares to Stockholder at its address for notices in accordance with Section 11.1; provided, however, Stockholder shall be permitted to designate up to six percent (6%) of the Earnout Payment Shares to be issued and delivered by Buyer and Parent to Capital Value Advisors or their assigns.

(i)            Asset Transfer. On or prior to the Closing, the Company shall transfer the assets (and no other assets of the Company) set forth on Schedule 2.3(h) to the Stockholder at the Stockholder’s sole cost and expense (the “Distributed Assets”).

(j)            Stockholder Certificate. Each certificate issued to Stockholder evidencing the Parent Common Stock (including the Closing Payment Shares and the Earnout Payment Shares) shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Parent Common Stock.

THE COMMON STOCK REPRESENTED HEREBY IS SUBJECT TO “DRAG ALONG” PROVISIONS AND OTHER RESTRICTIONS PURSUANT TO THAT CERTAIN STOCKHOLDER’S AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER. A COPY OF SAID AGREEMENT IS AVAILABLE FROM THE ISSUER UPON REQUEST BY HOLDER OF THE COMMON STOCK.

THE COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE COMMON STOCK (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

10

(k)            Changes in Parent Common Stock. In the event that, during the period of thirty (30) trading days which is used to determine the Average Price, or subsequent to such period but prior to the applicable date of delivery of any Shares, there has occurred the record date of any reclassification, stock split, stock dividend or similar change in respect of the Parent Common Stock, then the same adjustment shall be made in the number of shares of Parent Common Stock and/or kind of securities issued as such Shares, in order to provide Stockholder with the same number of shares of Parent Common Stock and/or securities that he would have received after such reclassification, stock split, stock dividend or similar change if such date of delivery had occurred immediately prior to the record date of such reclassification, stock split, stock dividend or similar change (and all references herein to the Shares, as applicable, shall refer to such adjusted number and/or kind of securities).

2.4            Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing (the “Closing”) of the purchase and sale of the Shares shall take place via facsimile or electronic transfer, on the same Business Day of the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VIII, or at such other date, time or place as Buyer and Stockholder may agree (the date and time at which the Closing is actually held being the “Closing Date”). At the Closing:

(a)            Buyer shall deliver the Closing Payment in accordance with Section 2.3(a); and

(b)            Stockholder shall deliver to Buyer certificates representing the Shares, duly endorsed in blank by Stockholder, or accompanied by stock powers duly executed in blank by Stockholder, with all necessary transfer Tax and other revenue stamps, acquired at Stockholder’s expense, affixed.

Article III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND STOCKHOLDER

The Company and Stockholder, jointly and severally, hereby represent and warrant to Buyer that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure schedules attached hereto and incorporated herein by this reference:

3.1            Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the State of Colorado. The Company has all corporate power and authority, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted. The Company is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 3.1, there is no other jurisdiction in which the character of the property owned or leased by the Company or the nature of its activities make qualification of the Company in any such jurisdiction necessary. The Company has offices located only at the addresses set forth on Schedule 3.1. The Company has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

11

3.2            Authorization.

(a)            The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company, including the unanimous approval of the stockholders of the Company. This Agreement and each Additional Agreement constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles or judicial discretion.

(b)            Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which Stockholder is named as a party, to perform Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which Stockholder is named as a party, will be at Closing, duly executed and delivered by Stockholder and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of Stockholder, enforceable against him in accordance with their respective terms except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles or judicial discretion.

3.3            Governmental Authorization. Neither the execution, delivery nor performance by the Company or Stockholder of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

3.4            Non-Contravention.  None of the execution, delivery or performance by the Company or Stockholder of this Agreement or any Additional Agreement does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or Stockholder, or any of the Shares, (c) except for the Contracts listed on Schedule 3.11 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or Stockholder or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company or Stockholder is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or Stockholder or by which any of the Shares or any of the Company’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Shares or any of the Company’s assets.

12

3.5            Capitalization. The Company has an authorized capitalization consisting of 10,000 shares of common stock, no par value per share (“Company Common Stock”), of which amount 1,000 shares are issued and outstanding. No Company Common Stock is held in its treasury. All the Shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding capital stock of the Company is owned of record and beneficially by Stockholder free and clear of all Liens. Upon the Closing, Buyer shall receive good, valid and marketable title to all Shares, free and clear of all Liens. The only shares of Company Common Stock that will be outstanding immediately after the Closing will be the Shares owned by Buyer. No other class of capital stock of the Company is authorized or outstanding. There are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company, or (b) agreements by Stockholder with respect to any of the Shares, including any voting trust, other voting agreement or proxy with respect thereto.

3.6            Articles of Incorporation and By-Laws. Copies of (a) the articles of incorporation of the Company, as certified by the Secretary of State of its state of incorporation, and (b) the by-laws of the Company, certified by the secretary of the Company, have heretofore been made available to Buyer, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its articles of incorporation or by-laws.

3.7            Corporate Records. The stock ledgers and stock transfer books of the Company are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company relating to all issuances and transfers of stock by the Company, have been made available to Buyer, and are the original stock ledgers and stock transfer books and minute book records of the Company or true and correct copies thereof.

3.8            Affiliates. Other than Stockholder, the Company is not Controlled by any Person and, other than the Persons listed on Schedule 3.8, the Company is not in Control of any other Person. Except as set forth on Schedule 3.8, Stockholder does not (a) engage in any business, except through the Company, or is an employee of or provides any service for compensation to, any other business concern or (b) own any equity security of any business concern, except for publicly traded securities not in excess of 3% of the issued and outstanding securities with respect to such publicly traded securities. Schedule 3.8 lists each Contract to which the Company, on the one hand, and Stockholder or any Affiliate of Stockholder, on the other hand, is a party. Except as set forth on Schedule 3.8, none of Stockholder nor any Affiliate of Stockholder (i) own, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that the Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of any of the Company’s assets, or (ii) have engaged in any transactions with the Company. Schedule 3.8 sets forth a complete and accurate list of the Affiliates of the Company and the ownership interests in the Affiliate of the Company and Stockholder.

13

3.9            Assumed Names. Schedule 3.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company, including names on any websites. Since January 1, 2008, the Company has not used any name other than the names listed on Schedule 3.9 to conduct the Business.

3.10            Subsidiaries. The Company does not currently own or within the past five (5) years has owned directly or indirectly, securities or other ownership interests in any other entity. Except as set forth on Schedule 3.10, the Company is not a party to any agreement relating to the formation of any joint venture, association or other entity.

3.11            Consents. The Contracts listed on Schedule 3.11 are the only material Contracts binding upon the Company or Stockholder or by which any of the Shares or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

3.12            Financial Statements.

(a)            Attached hereto as Schedule 3.12 are (i) the unaudited financial statements of the Company as of and for the fiscal years ended December 2009 and December 2010, consisting of the unaudited consolidated balance sheets as of such dates and the unaudited income statements for the twelve (12) month periods ended on such dates (the “Annual Financial Statements”), and (ii) the unaudited interim financial statements of the Company for the nine (9) month interim period ended September 30, 2011, consisting of the balance sheet as of such date (the “Interim Balance Sheet”) and the income statement for the nine (9) month period ended on such date (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).

(b)            The Financial Statements are complete and accurate in all material respects and fairly present the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein subject, in the case of the Interim Financial Statements, to normal year-end adjustments. Except as set forth on Schedule 3.12, the Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates, subject to normal year end adjustments in the case of the Interim Financial Statement; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Company has delivered to Buyer complete and accurate copies of all “management letters” received by it from its accountants.

14

(c)            Except as set forth on Schedule 3.12 or as specifically disclosed, reflected or reserved against on the Interim Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Interim Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted) relating to the Company. Except as set forth on Schedule 3.12, all debts and liabilities, fixed or contingent, which should be included on the Interim Balance Sheet are included therein.

(d)            The balance sheet included in the Interim Financial Statements accurately reflects the outstanding Indebtedness of the Company as of the date thereof.

3.13            Books and Records.

(a)            The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company.

(b)            The Company has heretofore made all Books and Records available to Buyer for its inspection and has heretofore delivered to Buyer complete and accurate copies of all documents referred to in the Schedules to this Agreement. All Contracts delivered to Buyer by or on behalf of the Company are accurate, complete, and authentic.

(c)            All accounts, books and ledgers (excluding corporate minute books) of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, except as set forth in the disclosure schedules. The Company has no records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at either entity’s office.

3.14            Absence of Certain Changes. Except as set forth on Schedule 3.14, since September 30, 2011, the Company has conducted the Business in the ordinary course consistent with past practices, and there has not been:

(a)            any Material Adverse Change;

(b)            any transaction, Contract or other instrument entered into, or commitment made, by the Company relating to the Business or any of the Company’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent, including kind and amount, with past practices and those contemplated by this Agreement;

(c)            any bonus, salary or other compensation paid or agreed to be paid to any employee except in the ordinary course of business consistent with past practice or otherwise in accordance with Schedule 3.25(a) hereto;

(d)            any creation or other incurrence of any Lien on any Shares, or any Lien other than Permitted Liens on any of the Company’s assets; or

15

(e)            the redemption of, declaration or payment of any dividend or other distribution with respect to, the equity interests of the Company outside the ordinary course of business except those contemplated by this Agreement.

3.15            Properties; Title to the Company’s Assets.

(a)            Except as set forth on Schedule 3.15, the Tangible Assets are in good operating condition and repair and function in accordance with their current uses (ordinary wear, tear and maintenance excepted), and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. Schedule 3.15 sets forth a complete list and location of the Tangible Assets material to the current operation of the Business as of a date within five days of the date of this Agreement.

(b)            The Company has good, valid and marketable title in and to, or, in the case of the Office Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use each of its respective assets, free and clear of all Liens other than Permitted Liens. The Company’s assets (owned or leased) constitute all of the assets of any kind or description whatsoever, including goodwill, that are currently used in the operation of the Business, except the Distributed Assets.

3.16            Litigation. Except as set forth on Schedule 3.16, there is no Action (or to the knowledge of the Company and Stockholder any basis therefor) pending against, or, to the knowledge of the Company, threatened against the Company, any of its officers or directors, Stockholder, the Business, or any Shares or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company or Stockholder. Except as set forth on Schedule 3.16, the Company is not now, nor has it been in the past five (5) years, subject to any proceeding with the Federal Trade Commission or the Equal Employment Opportunity Commission or any comparable state agency.

3.17            Contracts.

(a)            Except as set forth on Schedule 3.17, each Contract is a valid and binding agreement, and is in full force and effect, and the Company is not, to the Company’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. The Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any such Contracts or granted any power of attorney with respect thereto or to any of the Company’s assets. Except as set forth on Schedule 3.17, no Contract (i) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on or restrict the Business or require any payments by or with respect to Buyer or any of its Affiliates. The Company has given to Buyer true, correct and complete (A) fully executed copies of each written Contract and (B) written summaries of each oral Contract which would be binding on the Company or its assets.

16

(b)            The Contracts constitute all the material agreements, statements of work, purchase orders, arrangements, understandings and other instruments in effect to which the Company is a party or to which any Shares or any of the Company’s assets are bound. Schedule 3.17 lists all material Contracts, including:

(i)            all client Contracts which have generated revenues to the Company or could generate (without any representation as to the actual realization of such revenue or future performance) revenues to the Company in excess of $50,000 in any of the current or next two (2) fiscal years or any of the two (2) preceding fiscal years of the Company;

(ii)            any other Contract pursuant to which the Company is obligated to pay or is entitled to receive an amount in excess of $50,000 in the future (without any representation as to the actual realization of such revenue or future performance), or has paid or has received any amount during the current fiscal year;

(iii)           all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts;

(iv)           all material sales, agency, factoring, commission and distribution Contracts to which the Company is a party;

(v)            all ongoing agreements for purchases or receipt by the Company of media, supplies, equipment, goods or services (other than under Section 3.17(b)(ii) or (iii));

(vi)           all joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;

(vii)          all significant documents relating to any acquisitions or dispositions of assets by the Company;

(viii)         all material licensing agreements, including agreements licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(ix)            all secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company;

(x)             all contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights owned by the Company;

(xi)            all guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xii)           all contracts or agreements with or pertaining to the Company to which Stockholder or any Affiliate of Stockholder is a party;

17

(xiii)            all agreements relating to real and tangible personal property, including any Real Property lease, sublease or space sharing, or occupancy agreement, whether the Company is granted or granting rights thereunder to occupy or use any premises;

(xiv)           any agreement to manufacture any goods to which the Company is a party;

(xv)            all material agreements relating to Tangible Assets; and

(xvi)           all agreements relating to outstanding Indebtedness.

(c)            Except as set forth on Schedule 3.17(c), the Company is not subject to any Contract which prohibits, limits or restricts any use by it of any information regarding its customers, including limiting the solicitation of or other communication by it with its customers or providing any information regarding its customers to any third party. The Company has acted in compliance in all material respects with all terms and conditions and privacy policies published on each website, including with respect to its use of information regarding customers.

(d)            The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.18            Insurance. Schedule 3.18 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Company to whom such insurance policies have been issued of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of any of the Company or its respective employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or default thereunder. Neither the Company, or to the knowledge of the Company, the Person to whom such policy has been issued, has received written notice that any insurer under any policy referred to in this Section 3.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Except as set forth on Schedule 3.18, within the last two (2) years, the Company has not filed for any claims exceeding $30,000 against any of its insurance policies, exclusive of automobile, workman’s compensation and health insurance policies. The Company has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and the Company has any reason to believe that any insurance coverage listed on Schedule 3.18 will not be available in the future on substantially the same terms as now in effect, except as a result of the ownership of the Company by the Buyer.

3.19            Licenses and Permits. Schedule 3.19 correctly lists each license, franchise, permit, order or governmental approval or other similar governmental authorization of the Company relating to the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. To the knowledge of the Company, the Company has all Permits necessary to operate the Business as currently operated.

18

3.20            Compliance with Laws.

(a)            To the knowledge of the Company, the Company is not in violation of, or, to the Company’s knowledge, is either under investigation with respect to or has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, and within the last nine (9) months, the Company has not received any subpoenas by any Authority.

(b)            Without limiting the foregoing paragraph, to the knowledge of the Company, the Company is not in violation of, or, to the Company’s knowledge, is under investigation with respect to or has been threatened or charged with or given notice of any violation of any provisions of:

(i)            Any Law applicable due to the specific nature of the Business;

(ii)           the Foreign Corrupt Practices Act;

(iii)          the Ethics in Government Act;

(iv)          the Lobbying Disclosure Act;

(v)           the International Traffic in Arms Regulations; or

(vi)          any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

3.21            Intellectual Property.

(a)            Schedule 3.21 sets forth a true, correct and complete list of all Intellectual Property Rights registered and owned by the Company, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b)            Except as set forth on Schedule 3.21, within the past five (5) years the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights owned by the Company, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights owned by the Company.

19

(c)            To the Company’s knowledge, the current use by the Company or its Affiliates of the Intellectual Property Rights owned by any third-party does not infringe upon the rights of any other Person. To the Company’s knowledge, any Intellectual Property used by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d)            Except as disclosed on Schedule 3.21, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner or author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company all right, title and interest in such material.

3.22            Customers; Revenues. The list of the Company’s ten (10) largest customers based on revenue derived by the Company, which together with related revenue information for the Company’s 2009 and 2010 fiscal years and for the eleven (11) months ended November 30, 2011, is attached hereto as Schedule 3.22 and is true and complete. Except as indicated on Schedule 3.22, the Company has not been notified, on a formal or informal basis, of the probability or actuality or otherwise has any reason to believe that any of its customers intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the fees and commissions it pays to, the Company, and the Company has not received written notice that any of its customers intend to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the fees and commissions it pays to, the Company.

3.23            Accounts Receivable; Loans.

(a)            All accounts receivables and notes receivable of the Company, whether reflected on Schedule 3.23 or otherwise, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business.

(b)            The Company is not indebted to the Company’s Affiliates and no such Affiliates are indebted to the Company.

3.24            Pre-payments. Except as set forth on Schedule 3.24, the Company has not received any payments outside the ordinary course of business with respect to any services to be rendered or goods to be provided after the Closing.

3.25            Employees.

(a)            Schedule 3.25(a) sets forth a true, correct and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, benefit plans, resident alien status (if applicable), and office location of all employees of the Company and indicating part-time and full-time employment and all changes in salaries and wage rates per employee since January 1, 2010.

20

(b)            Except as set forth on Schedule 3.25(b), the Company is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company, non-competition agreement restricting the activities of the Company, or any similar agreement, and to the Company’s knowledge there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company.

3.26            Employment Matters.

(a)            Schedule 3.26(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company now in effect or under which the Company has or might have any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally (collectively, “Labor Agreements”). The Company has previously delivered to Buyer true and complete copies of each such Labor Agreement, any employee handbook or written policy statement of the Company. Schedule 3.26(a) sets forth a true and complete list of the name, address and title of each director, officer and manager of the Company.

(b)            Except as disclosed on Schedule 3.26(b):

(i)            all employees of the Company are employees at will, and the employment of each employee by the Company may be terminated immediately by the Company, as applicable, without any cost or liability except accrued vacation and personal sick time, and severance in accordance with the Company’s standard severance practice as disclosed on Schedule 3.26(b).;

(ii)            to the knowledge of the Company, no employee of the Company has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii)            to the knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv)            The Company is not a party to any collective bargaining agreement or has any material labor relations problems, and to the knowledge of the Company there is no pending representation question or union organizing activity with respect to employees of the Company.

21

(c)            The Company has complied in all material respects with all Labor Agreements to the knowledge of the Company and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company in the United States or his or her permanent employment by the Company. Except as disclosed on Schedule 3.26(c), no present or former employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company for any matter including for unpaid wages or salary, under any Labor Agreement, except for accrued vacation and personal sick time. Except as set forth on Schedule 3.26, all accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

3.27            Withholding  All accrued obligations of the Company to its employees, whether arising by operation of Law, or by contract, for payments by the Company or to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements.

3.28            Employee Benefits and Compensation.

(a)            Schedule 3.28 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company (each a “Plan” and collectively, the “Plans”). To the knowledge of the Company, each Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and, to the knowledge of the Company, has been administered and operated in all material respects in accordance with its terms.

(b)            To the knowledge of Stockholder and the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. Except as set forth in Schedule 3.28, no event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Except as set forth in Schedule 3.28, full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c)            Neither the Company nor, to the knowledge of Stockholder and the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

22

(d)            No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated by this Agreement or the Additional Agreements. To the knowledge of the Company, no material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of Stockholder or the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). To the knowledge of the Company, no Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e)            No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)            Except as set forth on Schedule 3.28, there is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g)            The Company has not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 3.28, or except as set forth on Schedule 3.28, to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h)            With respect to each Plan, the Company has delivered or caused to be delivered to Buyer and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter, if any, and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; and (vi) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

23

3.29            Real Property.

(a)            Except for the Office Lease (a copy of which has been provided to Buyer) or as set forth on Schedule 3.29, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company has good and valid leasehold estates in the offices described on Schedule 3.29, free and clear of all Liens except as set forth in the leases. To the knowledge of the Company, the Company has not breached or violated any local zoning ordinance and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b)            Except as set forth on Schedule 3.29, with respect to the Office Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exists no default or event of default thereunder by the Company or by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate on the Office Lease free and clear of all Liens except as set forth in such leases and for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used and to the knowledge of the Company there are no material repair or restoration works required in connection with any of the leased Real Properties. The Company is in physical possession and actual and exclusive occupation of the whole of the Office Lease leased property, none of which is subleased or assigned to another Person. The Office Lease leases all useable square footage of the premise located at the leased Real Property. The Company does not owe any brokerage commission with respect to any Real Property.

3.30            Accounts. Schedule 3.30 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including, for each account, the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

24

3.31            Tax Matters.

(a)            (i) Except as set forth on Schedule 3.31, the Company has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes of the Company or for which a Lien may be imposed on any of the Company’s assets which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all materials respects and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 3.31, no Tax Returns of the Company have been the subject of an audit; (iv) there is no Action, pending or, to the knowledge of the Company, threatened, with respect to Taxes of the Company or for which a Lien may be imposed upon any of the Company’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect; (vi) the Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and have duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code; (viii) intentionally deleted; (ix) none of the assets of the Company is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (x) none of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (xi) there is no Lien for Taxes upon any of the assets of the Company; (xii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the Company; (xiii) no claim has ever been made by a Taxing Authority in a jurisdiction where any the Company has not paid any Tax or filed Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction; and (xiv) the Company has provided to Buyer true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to, each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2008; (xv)there is no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company; (xvi) the Company is not a party to any Tax sharing or Tax allocation Contract; (xvii) the Company is not included in any consolidated, combined or unitary Tax Return; (xviii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company with respect to any Tax which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company for any subsequent Pre-Closing Period; (xix) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xx) the Company is not a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company by reason of Section 162 or 404 of the Code; (xxi) the Company is not a party to a Contract that requires or would upon the occurrence of certain events require the Company to make a payment which would not be fully deductible under Section 280G of the Code without regard to whether such payment is reasonable compensation for services rendered and without regard to any exception that requires future action by any Person; (xxii) the Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision); (xxiii) the Company has not ever made or been required to make an election under Section 336 or 338 of the Code; (xxiv) during the last two years, the Company has not engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xxv) the Company was not a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any transaction within the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e) of the Code) with any transaction contemplated by this Agreement; (xxvi) the Company is not a “personal holding company” (within the meaning of Code Section 542), a shareholder in a “controlled foreign corporation” (within the meaning of Code Section 957), in a “foreign personal holding company” (within the meaning of Code Section 552), or in a “passive foreign investment company” (within the meaning of Code Section 1297), or an owner in any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes; (xxvii) the Company has not had, a fixed place of business or permanent establishment in a foreign country; (xxviii) none of the outstanding indebtedness of the Company constitutes indebtedness to which any interest deduction may be limited or disallowed under Section 163(i), (j) or (l), 265 or 279 of the Code (or any comparable provision of applicable Law); and (xxix) the Company is not or has not been a “United States real property holding corporation” (within the meaning of Code Section 397(c)(2)) at any time during the period specified in Section 897(c)(l)(A)(ii) of the Code.

25

(b)            The Company has not entered into a “reportable transaction” (within the meaning of Code Section 6707A or Treasury Regulations §1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a “substantial understatement of tax” (within the meaning of Code Section 6662(d)) of the Company if the claimed Tax treatment were disallowed, the Company has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or, in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii), has “adequately disclosed” (within the meaning of Code Section 6662(d)) on its applicable income Tax Return the relevant facts affecting the Tax treatment.

(c)            The Company is not required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Law) in income for any period ending after the date of the Interim Financial Statements. The Company will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding provision of applicable Law); or (ii) use of an installment sale, open transaction, income forecast or completed contract method of accounting with respect to any transaction that occurred on or before the Closing Date.

(d)            Except as set forth on Schedule 3.31, the unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any of the Company in filing its Tax Return.

(e)            Stockholder understands that following the Closing, any FIRPTA Certificate delivered to Buyer pursuant to Section 8.2 will be retained by Buyer, and will be made available to the Taxing Authorities upon request.

(f)            The Company has made a valid election under Section 1362 of the Code to be treated as an “S corporation”, and such election is currently in effect. The Company is currently an S corporation (or its equivalent) in each other jurisdiction where it does business. Neither Stockholder nor the Company shall take any action (or fail to take any action) which could result in the termination or revocation of any S election prior to the Closing Date.

26

3.32            Environmental Laws. The Company has complied in all material respects with all Laws relating to pollution or the protection of the environment or human health or hazardous materials (“Environmental Laws”), and there is not, and to the knowledge of the Stockholder and Company there has not been at any time, any notice, demand, request for information, complaint, order, investigation or review pending or, to the knowledge of the Company, threatened by any Authority with respect to any alleged violation by the Company of any Environmental Law. The Company has not been requested by any Authority to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition (including removal of asbestos or any other potentially hazardous substance). Any Real Property owned by the Company or any of its Affiliates is in compliance in all material respects with all Environmental Laws.

3.33            Finders’ Fees. Except as set forth on Schedule 3.33, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, Stockholder or any of their Affiliates who might be entitled to any fee or commission from Buyer, Parent, or any of such entities’ Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement or an Additional Agreement.

3.34            Powers of Attorney and Suretyships. Except as set forth on Schedule 3.34, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.35            Warranty Claims. Since January 1, 2011, there have been less than an aggregate of $50,000 Warranty Claims (including Warranty Claims that are threatened or pending) against the Company in connection with the Business. Except as set forth on Schedule 3.35, the Company does not make any representation or warranty to the Company’s clients with respect to the Business. Schedule 3.35 contains a complete list of the pending Warranty Claims against the Company within three (3) days of the date hereof. As used herein, “Warranty Claims” means claims by third parties for defects in products sold by or services delivered by the Company which the third party claims do not meet the product or service warranty or specifications.

3.36            Suppliers. Attached hereto as Schedule 3.36 is a true, correct and complete list of the Company’s ten (10) largest suppliers (by dollar amount of purchases) and the dollar amount of such purchases from each such supplier for each of 2009, 2010 and the Interim Period. Except as indicated on Schedule 3.36, neither the Company nor Stockholder has received written notice of the probability or actuality that any of such ten (10) largest suppliers from the Interim Period intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the supplies it provides to, the Company.

3.37            Directors and Officers. Stockholder is the only current director of the Company. Schedule 3.37 sets forth a true, correct and complete list of all officers of the Company.

3.38            Other Information. Neither this Agreement, any Additional Agreements nor any of the documents executed and delivered in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

27

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Stockholder that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date:

4.1            Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all corporate power and authority, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratarium, or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles or judicial discretion. Buyer has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.2            Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Additional Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratarium, or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles or judicial discretion.

4.3            Governmental Authorization. Neither the execution, delivery nor performance by Buyer of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4            Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the Additional Agreements does not and will not (i) contravene or conflict with the organizational or constitutive documents of Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Buyer, and (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Buyer.

4.5            Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Stockholder or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

28

Article V
COVENANTS OF THE COMPANY AND THE STOCKHOLDER

The Stockholder covenants and agrees that:

5.1            Confidentiality. Except as otherwise required by law, prior to and after the Closing, the Stockholder shall not, without the prior written consent of Buyer or a person authorized by Buyer disclose to any other Person or use (whether for the account of the Company or Stockholder or any other party) any confidential information or proprietary work product of Parent, Buyer or the Company or any client of Parent, Buyer or the Company. In the event the Stockholder believes that it is required to disclose any such confidential information pursuant to applicable Laws, the Stockholder shall give timely written notice to Parent so that Parent may have an opportunity to obtain a protective order or other appropriate relief at its sole cost and expense. The Stockholder shall reasonably cooperate in any such action by Parent.

5.2            Injunctive Relief. If the Stockholder breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 5.2, 7.3 or 11.4 (the “Restrictive Covenants”), each of Buyer and Parent shall have the following right and remedy, which shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer or Parent by agreement (including those set forth in Section 9.1 hereof), under law or in equity:

(a)            The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and Parent and that monetary damages will not provide adequate remedy to Buyer or Parent; and

(b)            The right and remedy to require Stockholder to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by Stockholder or any associated party as the result of any such breach.

5.3            Sale Restriction. Stockholder shall not sell, assign, encumber, pledge, alienate transfer or otherwise dispose of any of the Closing Payment Shares for a period of twelve (12) months following the Closing Date. The Stockholder shall not sell, assign, transfer or otherwise dispose of any of the Earnout Payment Shares for a period of six (6) months from the end of the Measuring Period for such Earnout Payment Shares.

5.4            Consents. From and after the Closing, the Stockholder shall use his commercially reasonable efforts to obtain each Company Consent as promptly as practicable hereafter.

29

Article VI
COVENANTS OF BUYER

Buyer covenants and agrees that from and after the Closing:

6.1            Employees of the Company. Schedule 6.1(a) lists those employees of the Company designated by the Company as key personnel of the Company (the “Key Personnel”). Schedule 6.1(b) lists those employees of the Company engaged in the development and maintenance of accounts for the Company (the “Accounts Personnel”). The Key Personnel and the Accounts Personnel shall, as a condition to their continued employment with the Company, execute and deliver to the Company non-solicitation, non-service and confidentiality agreements in form and substance satisfactory to Buyer (the “Confidentiality and Non-Solicitation Agreements”).

6.2            Funding. At Closing, Buyer shall transfer at least Two Hundred Fifty Thousand Dollars ($250,000) to the Company to be used as set forth on Schedule 6.2.

Article VII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

7.1            Relocation. Each of the Company, Stockholder and Buyer agree to fully cooperate and take all necessary actions to relocate the Company’s current manufacturing operations, which are currently located in Eastanollee, Georgia (the “Facility”) to West Springfield, Massachusetts as soon as possible following Closing. Buyer agrees that it shall assume the monthly payments and reasonable operational-related expenses (excluding maintenance and repairs) due by the Company to C&B Toccoa, LLC pursuant to that certain Business Lease Agreement dated March 27, 2009 for the period beginning at Closing and terminating upon the earlier of (i) the sale of the Facility and (ii) two years following Closing. Notwithstanding the relocation of the employees at the Facility, Buyer shall not relocate any of the other employees of the Company during the Measurement Period, except with the mutual consent of the Stockholder and the Buyer.

7.2            Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, to consummate and implement expeditiously each of the transactions contemplated by this Agreement and the Additional Agreements. The parties hereto shall execute and deliver such other reasonable documents, certificates, agreements and other writings and take such other actions as may be required in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement and the Additional Agreements in order to transfer all of the Shares to Buyer and to vest in Buyer good, valid and marketable title to the Shares, free and clear of all Liens.

7.3            Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) with respect to any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither Stockholder nor any of its Affiliates, directors, or officers will disclose the terms of the transactions contemplated hereunder or by any Additional Agreement at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as required by Law or as necessary to disclose to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of the Company shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the Company to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their legal counsel on a confidential basis except as necessary to disclose to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

30

7.4            Tax Matters.

(a)            The Stockholder shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company required to be filed by the Company after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Buyer which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing such Tax Returns shall be borne by the Company. Stockholder shall give a copy of each such Tax Return to the Buyer with sufficient time prior to filing for its review and comment. Stockholder (prior to the Closing) and the Buyer (following the Closing) shall cause the Company to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Buyer proof of such payment. Not later than ten (10) days before the due date for payment of Taxes with respect to any such Tax Returns, the Company shall pay to the Stockholder in accordance with Schedule 6.2 an amount equal to that portion, if any, of the Taxes shown on such Tax Return for which Stockholder is obligated to pay in connection with the operations of the business for 2010 and the transactions contemplated hereby, including, but not limited to, the sale of the real estate to Buyer simultaneously herewith (but, in no event, shall Buyer be obligated to pay any amount in excess of $250,000 pursuant to such Schedule 6.2). Upon such payment by the Company to Stockholder, neither Buyer nor the Company shall have any further responsibility or obligations with respect to such Taxes. Neither the Stockholder or the Buyer shall file (or permit the Company to file) any amended Tax Return, including any carry back claim or other adjustment with respect to a Pre-Closing Period, without the prior written consent of the Stockholder and Buyer.

(b)            Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company or any of its Subsidiaries for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of Stockholder, which consent shall not unreasonably be withheld, delayed or conditioned.

(c)            Following the Closing, Stockholder may amend any Tax Return of the Company for any taxable period ending on or before the Closing with the consent of Buyer, which consent shall not unreasonably be withheld, delayed or conditioned. Buyer shall cause the Company to cooperate in connection with the preparation and filing of such amended Tax Returns and any Tax Proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns shall be borne by Stockholder.

31

(d)            Following the Closing, the Buyer may amend any Tax Return of the Company for any taxable period ending on or before the Closing to correct any errors, with the consent of Stockholder, which consent shall not unreasonably be withheld, delayed or conditioned. At Buyer’s election, Buyer may prepare and file such amended Tax Returns with their accountants and at their sole cost and expense or Buyer may require Stockholder to prepare and file such amended Tax Returns, which shall be at the sole cost and expense of Stockholder. Each party shall bear their own costs and expenses of have such Tax Returns reviewed by their own separate accountants.

(e)            Buyer shall retain (or cause the Company to retain) all Books and Records with respect to Tax matters of the Company for Pre-Closing Periods for at least three (3) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company with any Taxing Authority.

(f)            For purposes of this Agreement, any Tax for a taxable period that includes but that does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the taxable period based on an interim closing of the books as of the end of the Closing Date; provided, however, that any real or personal property Tax, fixed dollar franchise Tax and any annual exemption amount shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the taxable period.

(g)            All sales, use, transfer and other similar Taxes imposed by a Taxing Authority with respect to any transaction contemplated by this Agreement or any Additional Agreement shall be duly and timely paid by the Buyer. Buyer shall duly and timely file all Tax Returns in connection with such Taxes. Buyer shall give a copy of each such Tax Return to the Stockholder for his review with sufficient time for comments prior to filing and shall give the Stockholder a copy of such Tax Return promptly after filing, together with proof of payment of the Tax shown thereon to be due.

7.5            Earnout Covenants.

(a)            Operation of Buyer and the Company. Stockholder shall serve as President of the Company and shall report to the President of Buyer. From the Closing Date up and through December 31, 2013, the Business shall be operated by the Company through its board of directors (the “Board”), as appointed by Parent in its sole discretion. In connection with the operation of the Business, the Company will be integrated with the business and operations of Parent or Buyer, as the case may be. Neither Stockholder nor any of his Affiliates shall have the power or authority to authorize any actions on behalf of the Company or Buyer, and all actions of the Company or Buyer shall require the affirmative authorization of Parent or Buyer. Notwithstanding the forgoing, Buyer shall continue to fully support, to the extent commercially practicable as determined by Buyer in its sole discretion, the development of the XG1 Grenade technology, including the funding of associated research and development and the solid propellant gas generator technologies. In addition, the Company and Buyer shall continue to fund training exercises, to the extent commercially practicable as determined by Buyer in its sole discretion. The Buyer, Parent and any Affiliate thereof shall not relocate any employees of the Company currently located in Colorado or assign or transfer any employee of the Company to another division or Affiliate of the Buyer, Parent or their respective Affiliates unless mutually agreed to by the Stockholder and the Buyer. The Buyer and the Parent, as the case may be, shall provide Stockholder each month during the Measurement Period with monthly sales reports, including the related costs to produce the products and services in connection therewith and the Gross Margin calculations relative thereto.

32

Article VIII
CONDITIONS TO CLOSING

8.1            Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions: (a) no provision of any applicable Law and no Order shall prohibit or impose any condition on the consummation of the Closing, (b) there shall not be pending or threatened any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing, and (c) no court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Buyer of any of the Shares, the issuance by Parent of the Closing Shares, the ownership by Stockholder of the Closing Shares, or the effective operation of the Business by the Company after the Closing Date.

8.2            Conditions to Obligations of Buyer. The obligation of Buyer and Parent to consummate the Closing is subject to the satisfaction, or the waiver at Buyer’s sole and absolute discretion, of all the following further conditions:

(a)            The Company and Stockholder shall have duly performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)            All of the representations and warranties of the Company and Stockholder contained in this Agreement, the Additional Agreements and in any certificate executed and delivered herewith by the Company or Stockholder pursuant hereto or thereto, regardless of whether it involved a known risk, shall: (i) be true, correct and complete in all material respects at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) shall be true, correct and complete in all material respects as of the Closing Date, in the case as (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)            There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect, regardless of whether it involved a known risk.

(d)            Buyer shall have received a certificate signed by Stockholder to the effect set forth in clauses (a) through (c) of this Section 8.2.

33

(e)            Buyer shall have received all documents it may request relating to the existence of the Company and the authority of the Company to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Buyer and its legal counsel, including (i) a copy of the certificate of incorporation of the Company certified as of a recent date by the Secretary of State of its jurisdiction of organization, (ii) copies of the Company’s by-laws as effective on the date hereof; (iii) copies of resolutions duly adopted by the Board of Directors of the Company and consent of Stockholder authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iv) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement, the Additional Agreements, and any certificate or document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding the Company from the office of the Secretary of State of the State of Colorado and each other jurisdiction in which the Company is qualified to do business.

(f)            Buyer shall have received from Stockholder certificates representing the Shares, duly endorsed in blank by Stockholder, or accompanied by stock powers duly executed in blank by Stockholder.

(g)            The organizational record books, minute books, stock ledgers, stock transfer books and corporate seal of the Company.

(h)            Buyer shall be fully satisfied, in its sole discretion which shall be exercised in good faith, with the results of its and its representatives’ review of the Business, the Shares and the Company (including any review of the capitalization, assets, processes, systems, and financial condition, of the Business and the Company).

(i)            Buyer shall have received copies of all Company Consents (including the consents of the landlords under the Office Lease), in form and substance reasonably satisfactory to Buyer, and no such Company Consent shall have been revoked, amended or modified.

(j)            The Company and Stockholder shall have delivered to Buyer documents satisfactory to Buyer to evidence the release of all Liens on any Shares and any portion of the Company’s assets and the filing of appropriate UCC-3 Amendment (Termination) Statements.

(k)            Each of the Company and Stockholder shall have entered into and delivered to Buyer a counterpart signature page to each Additional Agreement to which it is a party.

(l)            Stockholder shall have entered into and delivered to Buyer a copy of his employment agreement with Buyer substantially in the form attached hereto as Exhibit C (“Employment Agreement”), and the same shall be in full force and effect.

(m)            Each director and officer of the Company shall have delivered his resignation as such.

(n)            Real Estate Purchase Transaction shall have been consummated.

(o)            Buyer shall have received from Stockholder a general release of all claims against the Company and its officers and directors for actions prior to the Closing Date (other than Buyer solely in connection with this Agreement, the Additional Agreements and the transactions contemplated hereby) in form satisfactory to Buyer.

34

(p)            Stockholder shall have executed the Agreement to protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation substantially in the form attached hereto as Exhibit E (the “Non-Compete Agreement”) and the same shall be in full force and effect.

(q)            The Key Personnel shall have executed the Confidentiality and Non-Solicitation Agreements and the same shall be in full force and effect.

(r)            Stockholder shall have entered into and delivered to Buyer the Intellectual Property Ownership Agreements, substantially in the form attached hereto as Exhibit D and the same shall be in full force and effect.

(s)            Buyer shall have received a certificate of Stockholder relating to its non-foreign status in the form attached hereto as Exhibit [__] (“FIRPTA Certificate”).

8.3            Conditions to Obligations of the Company and Stockholder. The obligation of the Company and Stockholder to consummate the Closing is subject to the satisfaction, or the waiver at the Stockholder’s discretion, of all the following further conditions:

(a)            (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Buyer pursuant hereto or thereto, disregarding all qualifications and expectations contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk shall be true, correct and complete in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Stockholder shall have received a certificate signed by an authorized officer of Buyer to the foregoing effect.

(b)            Each of Buyer and Parent shall have entered into and delivered a counterpart signature page of each Additional Agreement to which it is a party.

(c)            All of the representations and warranties of the Buyer contained in this Agreement, the Additional Agreements and in any certificate executed and delivered in connection herewith by the Buyer pursuant hereto or thereto, shall: (i) be true, correct and complete in all material respects at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) shall be correct and complete in all material respect as of the Closing Date, in the case as (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(d)            Stockholder shall have entered into and delivered to Buyer a copy of the Employment Agreement in the form attached hereto as Exhibit C and the same shall be in full force and effect.

35

Article IX
INDEMNIFICATION

9.1            Indemnification of Buyer. The Company (solely with respect to claims made under this Section 9.1 prior to the Closing) and Stockholder hereby jointly and severally agree to indemnify and hold harmless Parent, Buyer and each of its and their respective directors and officers (the “Purchaser Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage or claim (including actual costs of investigation and attorneys’ fees but, excluding internal costs and expenses of Purchaser Indemnitees and its employees) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company or Stockholder contained herein or in any of the Additional Agreements or any certificate or other writing executed and delivered pursuant hereto, (b) any Actions by any third parties with respect to the Business (including breach of contract claims, violations of warranties, trademark infringement, torts or consumer complaints) for any period prior to the Closing Date as a result of the fraudulent or illegal actions of the Company, (c) the violation of any Laws in connection with or with respect to the operation of the Business prior to the Closing Date, (d) any claims by any employee of the Company with respect to any period or event occurring prior to the Closing Date, (e) the failure of the Company to pay any Taxes to any Taxing Authority or to file any Tax Return with any Taxing Authority with respect to any period ending on or prior to the Closing Date, except as disclosed herein, or (f) any sales, use, transfer or similar Tax imposed on Buyer or its Affiliates as a result of any transaction contemplated by this Agreement, subject to the Company’s obligation to pay money to Stockholder for such Taxes as set forth on Schedule 6.2. The total payments made by Stockholder to the Purchaser Indemnitees with respect to Losses shall not exceed the portion of the Purchase Price actually received by Stockholder (the “Indemnifiable Loss Limit”). No Purchaser Indemnitee shall be entitled to indemnification pursuant to this Section 9.1 unless and until the aggregate amount of Losses to all Purchaser Indemnitees equals at least $50,000 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, the Purchaser Indemnitees shall be entitled to indemnification for the total amount of such Losses; provided any breach of Sections 3.1 (Corporate Existence and Power), 3.2 (Authorization), 3.3. (Governmental Authorization), 3.5 (Capitalization), 3.6 (Articles of Incorporation and By-Laws), 3.10 (Subsidiaries), or 3.15 (Properties; Title to the Company’s Assets) shall not be subject to the Basket. Notwithstanding anything set forth in this Section 9.1, (i) any amounts recovered under Section 5.2(b), and (ii) any Losses incurred by any Purchaser Indemnitee arising out of the failure of any Stockholder to perform any covenant or obligation to be performed by him or it at or after the Closing Date, shall not, in any such case, be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively.

36

9.2            Indemnification of Stockholder. Buyer and (Parent if Buyer is unable for any reason) hereby agrees to indemnify and hold harmless Stockholder, his Affiliates, and each of their respective heirs, personal representatives and estates (the “Stockholder Indemnitees”) against and in respect of any Losses incurred or sustained by any Stockholder Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Buyer contained herein or in any of the Additional Agreements or any executed certificate or other writing delivered in connection herewith, including, but not limited to, the payment of the Purchase Price and the payment of the funds required to be paid by the Buyer as set forth on Schedule 6.2 set forth herein. The total payments made by Buyer to Stockholder Indemnitees with respect to Losses shall not exceed the Indemnifiable Loss Limit; provided, however, Stockholder Indemnitees shall not be entitled to indemnification pursuant to this Section 9.2 unless and until the aggregate amount of Losses to Stockholder Indemnitees equals at least the Basket, at which time, subject to the Indemnifiable Loss Limit, the Stockholder Indemnitees shall be entitled to indemnification for the total amount of such Losses. Notwithstanding anything set forth in this Section 9.2, any Losses incurred by any Stockholder Indemnitee arising out of the failure of Buyer to perform any covenant or obligation to be performed by it at or after the Closing Date shall not, in any such case, be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively. For clarification, in no event shall Buyer’s obligation to pay the Purchase Price be subject to any Indemnifiable Loss Limit or the Basket, respectively.

9.3            Third Party Procedure for Claims. The following shall apply with respect to all third-party claims against either a Purchaser Indemnitee or a Stockholder Indemnitee (together, “Indemnified Party”) for indemnification:

(a)            An Indemnified Party shall give the Stockholder or Buyer, as applicable, prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 9.1 or 9.2 (a “Third-Party Claim”), which shall describe in reasonable detail with all supporting documentation and correspondence related thereto the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 9.1 or 9.2, except to the extent such failure adversely affects the ability of Stockholder or Buyer, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)            In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party and receipt of all supporting documentation and correspondence related thereto (but in any event within twenty (20) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 9.1 or 9.2 are applicable to such Action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 9.1 or 9.2 but without waiving, limiting or restricting any rights against the Indemnified Party or rights to challenge, defend, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

37

(c)            If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 9.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept reasonably informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)            If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 9.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)            If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to this Section 9.3 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party, not to be unreasonably withheld, delayed or conditioned settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

38

9.4            Periodic Payments. Any indemnification required by Section 9.1 or 9.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

9.5            Right of Set Off.  In the event that Buyer or Parent is entitled to any indemnification pursuant to this Article IX, Buyer shall be required to first set off any amounts owed to Stockholder pursuant to Article II or to Section 9.2 against the amount of such indemnification. In the event of such a set-off, the set-off will be allocated to the shares of Parent Common Stock to which Stockholder is otherwise entitled pursuant to this Agreement at the Average Price of Parent Common Stock as of the date such payment is due. Such transfer may include Parent Common Stock which may otherwise be subject to restrictions on transfer by the Stockholder, which shall be disregarded for the purpose of this transfer to the Buyer Indemnitees.

9.6            Payment of Indemnification. In the event that Buyer is entitled to any indemnification pursuant to this Article and Buyer is unable to set off such indemnification pursuant to Section 9.5, Stockholder shall pay the amount of the indemnification (subject to the limitation set forth in Section 9.1) in shares of Parent Common Stock at the Average Price of Parent Common Stock as of the date such payment is due; provided, that Stockholder, upon transferring such Parent Common Stock, shall represent and warrant in writing to the Parent that all such shares of Parent Common Stock are free and clear of all Liens.

9.7            Exclusive Remedy. Except as otherwise set forth in this Agreement, including Sections 2.3(g) and 5.2, the parties hereto acknowledge and agree that the forgoing indemnification provisions in this Article 9 shall be the sole and exclusive remedies of the parties hereto and the transactions contemplated hereby.

9.8            Insurance; Good Faith Resolution. Any indemnification payments hereunder shall take into account and be net of any insurance proceeds or other third party reimbursement actually received to offset the amount of Losses. The Parties acknowledge and agree that they shall make a good faith effort to minimize any damages incurred and to resolve any Losses in a timely manner.

9.9            Survival of Indemnification Rights. Except for the representations and warranties in Section 3.1 (Corporate Existence and Power), the first sentence of 3.2(a) and the first sentence of 3.2(b) (Authorization), 3.5 (Capitalization), 3.6 (Articles of Incorporation and By-Laws), 3.10 (Subsidiaries), 3.15 (Properties; Title to the Company and its Assets), 3.26 (Employment Matters), 3.31 (Tax Matters), 3.33 (Finder’s Fees), Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authorization), and Section 4.5 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of the Company, Stockholder and Buyer shall survive until the second (2nd) anniversary of the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 9.1 or 9.2 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of Section 9.8 and the breach or alleged breach of any covenant or agreement of any Indemnifying Party; and (y) the second (2nd) anniversary of the Closing, in the case of all other representations and warranties of the Company, Stockholder and Buyer hereunder.

39

9.9            Adjustment to Purchase Price. Any payments by Stockholder to Buyer will be treated as an adjustment to the Purchase Price.

Article X
DISPUTE RESOLUTION

10.1            Arbitration.

(a)            The parties shall promptly submit any disputed matter (“Disputed Matter”) arising hereunder or any of the Additional Agreements, including the construction, interpretation, or validity of any provision hereof (including this Section 10.1) or performance thereof, or any other matter relating hereto or thereto arising in connection herewith or therewith or any alleged breach hereof or thereof, to binding arbitration before a three (3) arbitrator panel (“Arbitrator”), except that any dispute arising out of the calculation of the Earnout Payment and Gross Margin shall be resolved pursuant to Sections 2.3(e). Subject to Article IX and Sections 10.1(b) and (e), the Arbitrator shall have sole authority to resolve any Disputed Matter, including the extent to which the Disputed Matter is subject to arbitration, timeliness of assertion of any claim, or any other matter relating to the arbitrability of the Disputed Matter. The Arbitrator shall be a lawyer or judge, specializing or having a background in mergers and acquisitions for at least fifteen (15) years, licensed to practice in the State of Delaware. Notwithstanding anything herein to the contract, all matters of injunctive relief shall be outside the authority of the arbitration and shall be decided by any court having jurisdiction over the parties.

(b)            This Section 10.1 shall not prevent any party from seeking temporary or preliminary relief in a court with respect to any Disputed Matter (including to enforce this Section 10.1).

(c)            The arbitration shall be administered by the American Arbitration Association in Wilmington, Delaware, in accordance with the American Arbitration Association’s then current Commercial Arbitration Rules, except as otherwise provided herein. The arbitrator may, pursuant to such terms and procedures as the arbitrator deems appropriate, hear and determine any preliminary issue of law asserted by a party to be dispositive, in whole or in part, of a claim or defense, to the same extent that a court could do so pursuant to a motion for summary judgment. The Arbitrator may, at his discretion and at the expense of the party that will bear the cost of the arbitration, employ experts to assist him in his determinations. With respect to each Disputed Matter, the Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, applying Delaware law, excluding choice of law rules. The Arbitrator shall have no authority to award punitive or other exemplary damages. The Arbitrator’s finding of facts shall be final and binding upon the parties, and the Arbitrator’s decision shall not subject to judicial review.

40

(d)            The Arbitrator shall determine which party is the prevailing party, and, in addition to any other relief to which the prevailing party in any arbitration hereunder may be entitled, unless the Arbitrator shall determine otherwise for reasons set forth in the Arbitrator’s decision, the non-prevailing party shall bear the costs of the arbitration, and the prevailing party shall be entitled to recover from the non-prevailing party all Attorneys’ Fees and Expenses and Other Costs incurred by the prevailing party, in connection with (i) such arbitration, (ii) any court proceeding pursuant to Section 10.1, to confirm the arbitration award, or otherwise pursuant to Section 10.1(e), or any post-arbitration, appellate, or other proceeding relating to such arbitration or any of the subject matter thereof, (iii) enforcement of any award, judgment, or ruling, rendered in any of the foregoing or collection from the non-prevailing party or for the non-prevailing party’s account of any amount to which the prevailing party shall be entitled, including pursuant to this Section 10.1(d), (iv) any response to regulatory investigation in connection with or arising from any of the foregoing, or (v) proof of any amount to which the prevailing party shall be entitled, pursuant to this Section 10.1(d) or otherwise. “Attorneys’ Fees and Expenses” shall mean the professional fees billed by each law firm engaged by the prevailing party in connection with the Disputed Matter (whether on its own behalf or on behalf of any other Person) at its usual rates in effect from time to time during the periods in which services shall have been rendered and expenses incurred by such firm for which it customarily seeks reimbursement from its clients during such periods or requires its clients to bear directly, including investigative, accounting, financial, public relations, expert witness, or other professional fees and expenses charged in connection therewith. “Other Costs” shall include costs incurred by the prevailing party, attorneys or other professional advisors, arbitration, court, or deposition appearance or attendance thereat, or document production; document reproduction costs; or communication, administrative, or other such “out-of-pocket costs” but shall specifically exclude internal personnel costs, including but not limited to the costs of the absence from work or diversion from ordinary employment duties, overtime costs. The prevailing party shall be entitled to recover Attorneys’ Fees and Expenses and reasonable Other Costs.

(e)            Any judgment upon any award rendered by the Arbitrator may be confirmed in and enforced by any court of competent jurisdiction, which court shall have authority, in addition, to award amounts to which the prevailing party is entitled pursuant to Section 10.1(d) and that have been incurred by the prevailing party after the Arbitrator renders his decision. Before such decision is rendered, no party shall bring or maintain any action or proceeding with respect to arbitration pursuant hereto or otherwise with respect to any Disputed Matter, except in the United States District Court for the District of Delaware, or, if such court lacks subject matter jurisdiction, any Delaware state court sitting in New Castle County, Delaware. Each party irrevocably submits and consents to the jurisdiction of such courts, and no party shall object to the laying of venue in any such court or claim that any such court is an inconvenient forum. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder.

(f)            The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

41

(g)            The arbitration proceedings conducted pursuant hereto shall be confidential. No party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents, or results of the arbitration award without the prior written consent of such other party, except as appropriate to enforce any award or otherwise insofar as required by law or in confidence to a party’s legal counsel, accountants, or other professional advisors or other Person having a material interest in such information. Before making any disclosure permitted by the preceding sentence, insofar as practicable, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure.

10.2            Waiver of Jury Trial; Exemplary Damages.

(a)            THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED SPECIAL, CONSEQUENTIAL, PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)            Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

10.3            Governing law.  This Agreement is and shall be governed by and enforced in accordance with, and each Disputed Matter shall be determined pursuant to the laws of the State of Delaware, excluding its choice of law rules. Nothing herein shall affect the rule that any matter of internal governance of a corporation or other entity is determined under the laws of the state pursuant to which the corporation or other entity is incorporated or formed.

10.4            Specific performance. Stockholder and the Company acknowledge that the Shares to be transferred hereunder are unique and that Buyer would suffer irreparable harm that could not be measured in money, in case of Stockholder’s or the Company’s breach or threatened breach of this Agreement. Accordingly, Stockholder and the Company agree that they will not assert the adequacy of monetary damages in defense of any action by Buyer seeking specific performance of this Agreement.

42

Article XI
MISCELLANEOUS

11.1            Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Buyer or the Company, to:

Cyalume Technologies Holdings, Inc.
96 Windsor Street
West Springfield, MA 01089
Attention: Michael Bielonko
Telecopy: (413) 788-4817

with a copy to (which shall not constitute notice):

Cyalume Technologies Holdings, Inc.
96 Windsor Street
West Springfield, MA 01089
Attention: Michael Bielonko
Telecopy: (413) 788-4817

and

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Giovanni Caruso, Esq.
Telecopy: 212-937-3943

if to Stockholder:

Antonio Colon

5532 Saddle Rock Trail

Colorado Springs, CO 80918

with a copy to (which shall not constitute notice):

Minor & Brown, P.C.

650 S. Cherry Street, Suite 1100

Denver, CO 80246

Attention: Lisa A. D’Ambrosia, Esq.

Telecopy: 303-360-6330

43

11.2            Amendments; No Waivers; Remedies.

(a)            This Agreement cannot be amended, except by a writing signed by each party, or terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)            Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)            Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)            Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, special, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3            Arms’ length bargaining; no presumption against drafter. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4            Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

11.5            Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, including that all expenses of the Company shall be an obligation of the Company as set forth on Schedule 6.2.

11.6            No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

44

11.7            Counterparts; facsimile and electronic signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.8            Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, warranty or agreement of any person in entering into this Agreement, prior or contemporaneous or any Additional Agreement, except those expressly stated herein or therein.

11.9            Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.10          Construction of certain terms and references; captions. In this Agreement:

(a)            References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)            The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)            Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified.

(d)            Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder on the date of this Agreement, Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)            If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

45

(f)            Captions are not a part of this Agreement, but are included for convenience, only.

(g)            For the avoidance of any doubt, all references in this Agreement to “the knowledge or knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g. implied by Law) knowledge of Stockholder.

11.11         Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement and the Additional Agreements.

11.12         Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

[The remainder of this page intentionally left blank; signature pages to follow]

46

IN WITNESS WHEREOF, Buyer, Parent and the Company have caused this Agreement to be duly executed by their respective authorized officers and Stockholder has executed this Agreement as of the day and year first above written.

CYALUME TECHNOLOGIES HOLDINGS, INC. a Delaware corporation

By:	/s/ Michael Bielonko
Name:	Michael Bielonko
Title:	Chief Financial Officer, Treasurer and Secretary

Cyalume Technologies Inc.
a Delaware corporation

By:	/s/ David J. Mantoni
Name:	David J. Mantoni
Title:	Assistant Secretary and Assistant Treasurer

COMBAT TRAINING SOLUTIONS, INC.
a Colorado corporation

By:	/s/ Antonio Colon
Name:	Antonio Colon
Title:	President

STOCKHOLDER:

/s/ Antonio Colon
Antonio Colon

47